Exhibit 99.1

AITX Confirms FY2026 Q2 Profitability

Debt Settlement and Cost Controls Drive Over $750,000 in Unaudited Q2 Profit, With Audited 10-Q Expected by October 15

Detroit, Michigan, October 6, 2025 - Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), today confirmed preliminary, unaudited results indicating that the Company achieved profitability in its fiscal second quarter ended August 31, 2025, reporting over $750,000 in profit. The Company expects to release its audited Form 10-Q on or before October 15, 2025.

In a press release issued June 17, 2025, AITX announced the restructuring and settlement of over $4.5 million in debt for less than 10% of the amount owed, positioning the Company to achieve profitability in the second quarter. Management noted at the time that this action, combined with continued revenue growth and cost discipline, was expected to result in a profitable quarter.

"We are very pleased to confirm profitability for the quarter," said Steve Reinharz, CEO/CTO and founder of AITX. "The decisive debt restructuring and disciplined cost controls we implemented delivered the results we anticipated. This is a particular bright spot in Company operations during the first six months of a year characterized by moving many large-scale sales opportunities to the finish line. We anticipate a strong second half of the year of order intake of both RAD hardware and SARA™ software solutions."

For a comprehensive look at AITX's business, technology, and market trajectory, the Company recently released an updated Company Profile. Investors and stakeholders are encouraged to review the document for additional insight into AITX's strategy and ongoing growth initiatives.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry[1] through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

##

Doug Clemons
248-270-8273
doug.c@radsecurity.com

_________________________

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/